Exhibit 10.1
AMENDMENT NO. 1
TO
THIRD AMENDED AND RESTATED 2018 EQUITY INCENTIVE PLAN

This Amendment No. 1 (this “Amendment”) to the Third Amended and Restated 2018 Equity Incentive Plan (the “Plan”) of TETRA Technologies, Inc. (the “Company”) is adopted by the Company.
WHEREAS, the Board of Directors of the Company has the authority under the Plan to amend the Plan without stockholder approval to effect administrative changes and other amendments that do not require stockholder approval under applicable law or stock exchange rules;
WHEREAS, the Board of Directors of the Company desires to amend the Plan’s tax withholding provisions to take into account certain changes made to U.S. accounting principles and has determined that this Amendment effects an administrative change to the Plan and does not constitute a material revision requiring stockholder approval under the rules of the New York Stock Exchange;
NOW, THEREFORE, effective as of February 20, 2026, the Plan is hereby amended as follows:
1.Section 4(b)x. of the Plan is hereby amended and restated in its entirety as follows:

x.allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares or cash to be issued upon exercise or vesting of an Award up to the number of Shares or cash having a Fair Market Value equal to the aggregate amount required to be withheld determined based on the greatest withholding rates for federal, state, foreign, and/or local tax purposes, including payroll taxes, in the applicable jurisdiction that may be utilized without creating adverse accounting treatment with respect to such Award, as determined by the Administrator. The Fair Market Value of any Shares to be withheld shall be determined on the date that the amount of the tax to be withheld is to be determined, and all elections by a Participant to have Shares or cash withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

2.Section 19(b) of the Plan is hereby amended and restated in its entirety as follows:

(b)Taxes. No Shares shall be delivered under this Plan to any Participant or other person until the Participant or other person has made arrangements acceptable to the Administrator for the satisfaction of any non-U.S., U.S.-federal, U.S.-state, or
Amendment No. 1 to 2018 Plan        2

Exhibit 10.1
local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares. Upon exercise or vesting of an Award, the Company shall withhold or collect from the Participant an amount sufficient to satisfy such tax obligations, including, but not limited to, by surrender of up to the whole number of Shares covered by the Award sufficient to satisfy the withholding obligations incident to the exercise or vesting of an Award based on the greatest withholding rates that may be utilized in the applicable jurisdiction without creating adverse accounting treatment with respect to such Award, as determined by the Administrator.

Except as expressly amended hereby, the Plan shall remain in full force and effect in accordance with its terms, and all provisions of the Plan are hereby ratified and confirmed.
IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer as of the date first written above.

TETRA TECHNOLOGIES, INC.

By: /s/ Brady M. Murphy
Name: Brady M. Murphy
Title: President and Chief Executive Officer
Date: February 20, 2026

Amendment No. 1 to 2018 Plan        2